Exhibit 99.1

STRATEGIC STORAGE TRUST PURCHASES THIRD FACILITY IN NEW JERSEY

     RIVERDALE, N.J. - May 17, 2010 - Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT targeting the self storage market - recently acquired an approximately 820-unit self storage facility located in Riverdale, N.J. The property will be rebranded under the SmartStop Self Storage trade name.

     "We are excited to announce the acquisition of this new Class A self storage property," said H. Michael Schwartz, SSTI's chairman and CEO. "The premier retail location within a growing suburb outside New York City will be a great addition to the SmartStop brand."

     Developed in 2007, the property is located at 112 State Route 23 and contains approximately 62,000 net rentable square feet on approximately 2.4 acres. The four-level building is 25 miles from New York City and approximately 20 miles from two other SSTI-owned self storage facilities located in Jersey City and Fort Lee. The Riverdale site features digital surveillance, climate controlled units, freight elevators, a large retail display area and an interior loading/unloading area that shelters customers from the weather.

     "The facility has many retail qualities we look for - popular commuting corridor, great visibility, ease of access and new construction. This is the most up-to-date self storage product in the market and fits well with the nation's largest retailers nearby," said Wayne Johnson, Senior Vice President of Acquisitions for SSTI. "Customers will love our competitive rental rates and our customer oriented service."

     Riverdale is located in Morris County, the 6th wealthiest county in the US based on median income and the wealthiest county in the state of New Jersey based on per capita income. This site is located in a major retail shopping center, with neighboring national retailers that include Home Depot, Staples, BJ's Wholesale Club and Target.

     The seller was Rick Kerper with Space Stor Self Storage; it was a direct sale and there were no brokers involved.

SSTI currently owns two other self storage facilities in New Jersey:

     - 550 Main St. in Fort Lee: A three-story building offering approximately 990 climate-controlled units located two miles north of Manhattan.

     - 69 Mallory Avenue in Jersey City: Approximately 1090 units located five miles west of downtown New York City.

     Since the launch of SSTI two years ago, SSTI's portfolio of wholly-owned properties has expanded to include 34 properties in 14 states (Alabama, Arizona, California, Florida, Georgia, Kentucky, Mississippi, Nevada, New Jersey, Pennsylvania, South Carolina, Tennessee, Texas and Virginia).

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes approximately 23,500 self storage units and 2.9 million rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings, which manages a growing portfolio of over 6.2 million square feet of commercial properties, including 4.6 million square feet of self storage facilities, with a combined market value of over $680 million. For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SSTI's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

Media Contacts: Jennifer Hieger Media Specialist Anton Communications, Inc. 206-588-9386 jhieger@antonpr.com

Genevieve Anton Principal Anton Communications 714-544-6503 ganton@antonpr.com www.antonpr.com